Exhibit 99.1
     NEWS RELEASE — for immediate release
Alexza Announces Positive Phase 1 Results
with AZ-007 (Staccato® Zaleplon)
Mountain View, California — April 29, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced positive results from a Phase 1 clinical trial of AZ-007 (Staccato® zaleplon). AZ-007 is an inhalation product candidate being developed for the treatment of insomnia patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep.
“This is the fifth product candidate using our single-dose Staccato technology platform that has completed a Phase 1 clinical trial,” said James V. Cassella, PhD, Senior Vice President of R&D at Alexza. “We have again shown that the Staccato system can deliver IV-like pharmacokinetics, even with water insoluble compounds, in a simple, easy-to-use, one-breath device. We were pleased with the initial results. As we continue our analysis of the data collected in this study, we plan to present these data in scientific and medical forums at future dates, and determine the next steps for this product candidate.”
Phase 1 Clinical Trial Results
The AZ-007 Phase 1 clinical trial enrolled 40 healthy volunteers at a single U.S. clinical center. The purpose of this trial was to assess the safety, tolerability and pharmacokinetic parameters of a single dose of AZ-007. Using a double blind, randomized, dose-escalation trial design, 4 doses of AZ-007 (ranging from 0.5 to 4.0 mg) were compared to placebo.
AZ-007 delivered an IV-like pharmacokinetic profile with a median time to peak venous concentration (Tmax) of 1.6 minutes. Zaleplon exposure was dose proportional across the 4 doses studied, as calculated by power analysis. Pharmacodynamics, measured as sedation assessed on a 100 mm visual-analog scale, showed onset of effect as early as 2 minutes after dosing with AZ-007.
There were no serious adverse events. The most frequently reported adverse events in subjects receiving AZ-007 were dizziness and somnolence. These data indicate a rapid onset of effect, apparently directly related to the IV-like pharmacokinetics, and showed that AZ-007 was generally safe and well tolerated in this population of healthy volunteers.

About Insomnia
Insomnia is a prevalent disorder that drives a multi-billion dollar market of prescription medications each year. An estimated 10 to 30% of the U.S. population experiences either chronic or occasional insomnia. In 2005, one survey conducted by the National Sleep Foundation showed that 54% of the respondents experienced a minimum of one symptom of insomnia at least a few nights a week. Of those, respondents complained primarily of waking up feeling unrefreshed (38%), waking up frequently during the night (32%), having difficulty falling asleep (21%), and waking up too early and not being able to get back to sleep (21%). There is a potentially significant clinical need for rapid and predictable onset of sleep in patients with insomnia, as well as a predictable duration of sleep and rapid, clear awakening.
About AZ-007 (Staccato zaleplon)
AZ-007 is the combination of Alexza’s proprietary Staccato system with zaleplon, a drug belonging to the class of compounds known generally as hypnotics. The Staccato system technology is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics.
The Company believes that AZ-007 may provide rapid sleep onset. Moreover, by coupling the shorter half-life of zaleplon with the lower dose enabled by the Staccato system technology, the overall product profile may match well with an unmet clinical need for patients with insomnia.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing include AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in

North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-007. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President & CEO
650.944.7634
tking@alexza.com